Exhibit 99.1

Civista Bancshares, Inc. Appoints Veronica Doucette as an Officer of the Holding Company

Sandusky, Ohio — February 26, 2026 — Civista Bancshares, Inc. announced the appointment of Veronica Doucette as an officer of Civista Bancshares, Inc. Ms. Doucette currently serves as Senior Vice President, Human Resources Officer for Civista Bank and brings extensive leadership experience to her expanded role within the Civista Bancshares organization.

Her appointment reflects Civista Bancshares’ continued focus on strong leadership and alignment across the company’s operating subsidiaries.

“Veronica has been a valued member of the Civista Bank Executive Team,” said Dennis Shaffer, Civista Bancshares President, CEO and Chairman of the Board. “Her strategic perspective, commitment to our culture, and deep understanding of our people and values position her well to contribute to the organization. We are pleased to welcome her as an officer of Civista Bancshares.”

Ms. Doucette joined Civista Bank in 2008 as a Benefits Specialist and has played a key role in advancing human resources best practices and supporting the growth and engagement of Civista’s team members. Throughout her tenure, she has helped strengthen organizational development, talent strategy, and employee experience initiatives across the company.

Prior to joining Civista, Ms. Doucette worked for the former Wagner Quarries as an Office Manager. Her professional background also includes working as a Teller for the former National City Bank and the Human Resources Officer for the Durable Corporation in Norwalk, Ohio. Veronica majored in Human Resources and obtained her BBA in 2001 from Kent State University and volunteers with various organizations in the community.

About Civista Bancshares

Civista Bancshares, Inc., is a $4.3 billion financial holding company headquartered in Sandusky, Ohio. Its primary subsidiary, Civista Bank, was founded in 1884 and provides full-service banking, commercial lending, mortgage, and wealth management services. Today, Civista Bank operates 44 locations across Ohio, Southeastern Indiana and Northern Kentucky. Civista Bank also offers commercial equipment leasing services for businesses nationwide through its Civista Leasing and Finance Division. Civista Bancshares' common shares are traded on the NASDAQ Capital Market under the symbol "CIVB". Learn more at www.civb.com.

For additional information, contact:

Dennis G. Shaffer

President and CEO

Civista Bancshares, Inc.

888-645-4121